Exhibit 99.1

Ignyta Appoints William McCarthy as Chief Business Officer

December 7, 2015 07:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, announced today that William McCarthy has been appointed to the newly-created role of Chief Business Officer.

“We are excited to expand our leadership capacity at Ignyta with the addition of Will to our executive team,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “Will brings to Ignyta broad commercial and corporate development experience gained from senior roles in leading biotech and diagnostic companies, most recently responsible for corporate and business development activities at Foundation Medicine, another leading precision medicine company. Ignyta will benefit from his proven track record and expertise in new product planning, corporate development and alliance management as we seek to provide new treatment options for cancer patients.”

Mr. McCarthy was most recently Vice President, Corporate and Business Development at Foundation Medicine (FMI), a position he held since April 2014. In this role, he was responsible for guiding FMI’s corporate development strategy, leading related strategic transactions, and overseeing FMI’s alliance with Roche Pharmaceuticals. Prior to FMI, Mr. McCarthy held positions of increasing responsibility at Halozyme Therapeutics from 2007 to 2014, including Executive Director, Business Development and Senior Director, Marketing and New Product Planning. At Halozyme, Mr. McCarthy led several buy-side and sell-side strategic initiatives and transactions, and built and led the team responsible for commercial strategy for portfolio programs. From 2006 to 2007, Mr. McCarthy was Associate Director, Business Planning at Biogen Idec, and from 2005 to 2006, he was Associate Director, New Product Planning at Neurocrine Biosciences. Prior to Neurocrine, Mr. McCarthy spent ten years as a management consultant at IMS Consulting Group, Deloitte Consulting and Cambridge Pharma Consultancy. Mr. McCarthy holds an M.B.A. from London Business School and a B.A. in economics from the University of Exeter.

Ignyta also announced that Bernard Parker has transitioned to the newly-created role of Vice President, Global Marketing, effective December 7, 2015.

On December 7, 2015, Mr. McCarthy will receive an inducement stock option award under Ignyta’s 2015 Employment Inducement Incentive Award Plan, which was adopted July 17, 2015 and provides for the granting of equity awards to new employees of Ignyta. The inducement award consists of an option to purchase an aggregate of 200,000 shares of Ignyta common stock. The option has a ten-year term and an exercise price equal to the closing price per share of Ignyta’s common stock on the Nasdaq Capital Market on the date of grant. The option vests over a four-year period, with 25% of the option vesting on the first anniversary of the date of hire and the remainder vesting in equal monthly installments over the three years thereafter. The award was approved by the compensation committee of Ignyta’s board of directors and was granted as an inducement material to Mr. McCarthy entering into employment with Ignyta in accordance with Nasdaq Marketplace Rule 5635(c)(4).

About Ignyta, Inc.

At Ignyta, we fight cancer – a formidable opponent that manifests as thousands of different molecularly defined diseases and takes away millions of lives globally, every year. In this fight, our big hairy audacious goal (BHAG) is not just to shrink tumors but to eradicate residual disease – the source of cancer relapse and recurrence – in precisely defined patient populations by 2030. We will work tirelessly to achieve this BHAG by pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. Our Rx efforts are focused on discovering, in-licensing or acquiring, then developing and commercializing, molecularly targeted therapies; cancer stem cell/dormant tumor cell targeted therapies; novel chemotherapies/cell cycle inhibitors; and cancer immunotherapies – four therapeutic cornerstones that, sequentially or in combination, are foundational for eradicating residual disease. Our Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, at the molecular level, the patients who are most likely to benefit from the monotherapies and polytherapies we develop. We believe that only through this integrated Rx/Dx approach can we succeed in this fight. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the potential for Ignyta to benefit from Mr. McCarthy’s expertise in new product planning, corporate development and alliance management and Ignyta’s ability to provide new treatment options for cancer patients through its current and future pipeline of product candidates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the potential for results of current or future clinical trials of entrectinib or other product candidates to differ from preliminary or expected results; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not be maintained or may not effectively protect a product from competition; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

3